UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 21, 2018

HENRY SCHEIN, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27078	11-3136595
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

135 Duryea Road Melville, New York	11747
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (631) 843-5500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 21, 2018, Henry Schein, Inc. (the “Company”) obtained a $400 million unsecured loan (the “Loan”) from JPMorgan Chase Bank, N.A. (“JPM”), which is evidenced by a promissory note (the “Promissory Note”). The proceeds of the Loan will be used, among other things, to fund the Company’s purchase of all of the equity interests in Butler Animal Health Holding Company, LLC (“BAHHC”) directly or indirectly owned by Darby Group Companies, Inc. (“Darby”) and certain other sellers pursuant to the terms of that certain Amendment to Put Rights Agreements, dated as of April 20, 2018, by and among the Company, Darby, BAHHC and the individual sellers party thereto for an aggregate purchase price of $365 million. The Loan matures on the earlier of (i) March 31, 2019 and (ii) the consummation of the spin off of HS Spinco, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company, which is further described in the Current Report on Form 8-K filed by the Company with the U.S. Securities and Exchange Commission on April 23, 2018.

The Promissory Note substantially incorporates the representations, warranties, covenants and events of default contained in the Company’s $750 million revolving credit agreement with JPM as the administrative agent and a lender (the “Revolving Facility”). The Loan bears interest at the same rate as the loans made under the Revolving Facility.

The above description of the Promissory Note is not complete and is qualified in its entirety by the actual terms of the Promissory Note, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibit 10.1 – Promissory Note dated May 21, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HENRY SCHEIN, INC.

Date: May 21, 2018	By:	/s/ Walter Siegel
Name: Walter Siegel
Title: Senior Vice President and General Counsel